UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Rockwood Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On November 5, 2014, Rockwood Holdings, Inc. held a teleconference for analysts and media to discuss results for the fiscal quarter ended September 30, 2014, a recording of which was posted on Rockwood’s website.  Portions of the teleconference included a discussion regarding Albemarle Corporation’s proposed transaction with Rockwood.  The following is a transcript of such teleconference.

CORPORATE  PARTICIPANTS

Nahla Azmy Rockwood Holdings, Inc. - VP of IR & Communications

Robert Zatta Rockwood Holdings, Inc. - CEO & CFO

CONFERENCE  CALL PARTICIPANTS

Mike Harrison First Analysis Securities - Analyst

Silke Kueck JPMorgan - Analyst

John McNulty Credit Suisse - Analyst

Richard O’Reilly Revere & Associates - Analyst

Bob Koort Goldman Sachs - Analyst

Chris Kapsch Topeka Capital Markets - Analyst

Rosemarie Morbelli Gabelli & Company - Analyst

PRESENTATION

Operator

Ladies and gentlemen,  thank you for standing by and welcome to the Rockwood Holdings 2014 third-quarter conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I will now turn the conference over to Nahla Azmy, Vice President, Investor Relations and Communications. Please go ahead.

Nahla Azmy - Rockwood Holdings, Inc. - VP of IR & Communications

Thank you, Kathy. Good morning, everyone, and welcome to Rockwood’s third-quarter 2014 earnings  conference  call. Robert J Zatta, our Chief Executive Officer and Chief Financial Officer, will provide formal presentation, after which we will have a Q&A session. You can follow the presentation for our call on our website at rocksp.com.

As an initial matter, we would like to note that our discussion today may include statements regarding the proposed merger between Rockwood and Albemarle Corporation. Certain statements regarding this transaction, as well as certain statements related to our expectations or projections for the future, may constitute forward-looking statements within the meaning of federal securities laws.

Although they reflect our current expectations, they involve known and unknown risks and uncertainties and are not guarantees of future performance. You should review our earnings release and Form 10-K filed with the SEC for more information regarding factors that could cause actual results to differ materially from these projections or expectations. We do not plan to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In addition, some of our comments will reference non-GAAP financial measures. A reconciliation to the most directly comparable GAAP financial measure is contained in our earnings release and on this call’s presentation. So with that, I’ll turn the call over to Bob.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Thanks, Nahla, and good morning, everyone. Thank you for participating in our third-quarter conference call. Please note all of the comments this morning will relate to our continuing businesses.

Turn to page 6 of the presentation, I am pleased to report that Rockwood had solid results for the third quarter of 2014. Both our Chemetall Surface Treatment and Rockwood Lithium businesses are performing in line with our expectations.

Net sales were up 3% versus last year, driven by very strong performance in Surface Treatment and higher sales in our battery-grade Lithium business. Sales continue to be negatively affected by lower sales of organometallics, which is primarily due to Lithium, due to lost customer we mentioned back in the first quarter,  as well as continued pricing pressure in China.

In terms of adjusted EBITDA, we were up 23%, driven by adjusted EBITDA of $11.2 million from about 49% share of Talison and the higher sales. This was slightly offset by higher SG&A, primarily incurred to position ourselves for future growth in the Surface Treatment business.

Our adjusted EPS was  up 62% versus the same period last year, primarily from the impacted of Talison, strong performance in Surface Treatment, as well as lower interest  expense, and the benefit of fewer common shares outstanding due to the share repurchases.

Please turn to page 8. Page 8 shows the results from our Lithium business. The quarter was impacted by several items which I’ll enumerate. First, as you know, we have been running our Lithium operations at full capacity and prioritizing our volume and mix for the lithium carbonate battery grade, and lithium hydroxide battery-grade businesses.

This has caused us to give up some lower-priced  business. Also, lower butyllithium sales with a lost customer and pricing pressure in China have combined to hold down overall sales growth. However, as a result of our actions, we have continued to drive very strong  EBITDA margins.

Secondly, our battery-grade sales continue to show strong growth, up more than 20% again in the third quarter. The growth fundamentals in the Lithium business remain very strong, with global LCEs up high single-digits, year-to-date through the end of the third quarter, and in line with our expectations, and without yet the benefit of the electric vehicles. Third, and finally, we had a full quarter of Talison in our results. This added, as I said, $11.2 million of adjusted EBITDA in the third quarter from 49% share net business.

Now please turn to page 9, our Surface Treatment business. Surface Treatment continues to roll with very impressive sales and adjusted  EBITDA growth. The EBITDA margin in the quarter and year-to-date  is ahead of last year and I’m very confident  this business can continue to deliver strong results as we move forward.

Page 10 of the presentation is our reported income statement for the third quarter and first nine months of 2014. Please note the businesses we sold during 2013 and 2014 are reflected in disc ops.

We reported sales of $356.3 million for the third quarter, as compared with $345.8 million in the same period last year, an increase of 3%. As I noted earlier, sales were up versus last year primarily due to higher volumes and selling prices in most Surface Treatment markets, as well as for Lithium battery applications, partially offset by the lower sales of butyllithium.

We reported gross profit of $162.9 million, or 45.7% of sales for the third quarter, as compared with $152.7 million, or 44.2% sales in the same period last year. The higher  sales volumes  noted above had a favorable effect on gross margin in the current-year quarter.

SG&A expense was higher in the third quarter of 2014 versus last year, primarily due to costs incurred in connection with the Albemarle merger, as well as some high salary expense in Surface Treatment on business growth. In the third quarter, we reported operating income of $52.4 million, which is 14.7% of sales.

The next major item is net interest expense. Net interest expense decreased from the prior-year quarter, due to the repayment of all outstanding borrowings under the senior secured credit facility in September of 2013. With regard to income taxes, we recorded an income provision of $39.4 million, on income from continuing operations of $93.8 million for the quarter. On adjusted  basis, the effective tax rate for the third quarter was 24.6%.

Turning to page 11, page 11 presents the reconciliation of net income to adjusted EBITDA. This page shows income from continuing operations of $93.8 million. Adding back interest expense and D&A brings us to a subtotal of $131.9 million. We then have several one-time adjusting items, which brings us to adjusted EBITDA from continuing operations of $100.6 million.

Page 12 provides a detailed reconciliation of net income and EPS on a reported basis to net income and EPS as adjusted. As you can see, the adjustments are shown on an after-tax basis and include the same items already identified on the previous chart. This gives us an adjusted  EPS from continuing operations of $0.63 per share for the third quarter.

Page 14 is a summary of our 2014 accomplishments through the third quarter. As I mentioned, last quarter, we believe we have delivered on all the initiatives we had identified for ourselves at the beginning of the year. Of particular note is the fact that we did close the transaction with Huntsman on October 1, 2014, and have collected $950 million in net cash proceeds.

As we move forward, and continue to work with the Albemarle team towards the merger closing, we are more excited than ever about the future of the combined Company and the opportunity it represents for shareholders, employees, and all of our stakeholders. With that, I will open the call for questions.

QUESTIONS  AND  ANSWERS

Operator

(Operator Instructions)

Our first question will come from Mike Harrison with First Analysis. Go ahead, please.

Mike Harrison - First Analysis Securities - Analyst

Hi, good morning. Just looking at the Surface Technologies, or the Surface Treatment business, the margin strength we saw there, can you help us ballpark how much of that was volume driven, how much was price versus cost, whether it was raw material or other cost, and maybe how much was positive mix?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, actually,  Mike, in that business the sales growth is the thing that has driven it. Of the sales growth, of the organic growth, about almost 80%, 76% of the sales growth is volume related. So there was some price in there, but relatively speaking, this was a volume driven result and pretty much across the board in all of our markets. We actually had a very good quarter. That business is doing extremely well.

Mike Harrison - First Analysis Securities - Analyst

And in the European piece of that, in particular,  as you look at automotive and industrial end markets, can you talk about how you’ve seen the trends there from August into September and October? We are all curious?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, we have not — we saw a little bit of a slowdown, I mentioned this the last time, coming out of August. The business has not really changed at all since that point in time. So we have not seen any changes in the business at this point.

Mike Harrison - First Analysis Securities - Analyst

And then, just curious on the lithium front, one of your competitors in lithium recently announced a price increase. They noted higher costs, particularly at their Argentina operations. Are you guys saying higher cost in Lithium as well or is this more Argentina specific, do you think?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

It’s more Argentina specific. We are not seeing anything fundamentally in terms of the costs in our Lithium business. Like everybody  else, we are all operating at a full capacity level, and you’re going to see — and especially in the Asian markets, higher prices would be a good thing for us and for everybody.

Mike Harrison - First Analysis Securities - Analyst

And then, appreciate again that you’re giving the potash sales numbers, but as you approach this $10 million in quarterly sales run rate, are you guys back up around a 60%, 70% EBITDA margin in potash?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

We are not at that level. We are probably below 50%. We had a good results in the quarter because, basically, we are such a small player in that market, that we can pretty much sell what we have. So I’m not seeing any fundamental change in the potash business.

It just so happens this quarter, it worked to our advantage, but I wouldn’t necessarily say that next quarter or the quarter after that, we’re going to continue to see more and more improvement.  Potash is still — the industry fundamentals are still pretty weak.

Mike Harrison - First Analysis Securities - Analyst

All right. Thanks very much.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Thank you, Mike.

Operator

Thank you. Our next question is from Silke Kueck with JPMorgan. Please go ahead.

Silke Kueck - JPMorgan - Analyst

Good morning, how are you?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Very well, Silke. How are you?

Silke Kueck - JPMorgan - Analyst

I’m doing okay. Can you talk about forward-looking, as to what you expect from the automotive markets in the fourth quarter, maybe for next year? And also how you tied into — your exposure — the new structure. The Company now looks very different than it did a year ago?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, actually,  as far as — the best indication we have is really the current performance in our Surface Treatment business, which obviously, from the third quarter, you can see, was quite good. We, we do track very carefully our sales, and our sales, and our order pattern, so we have some visibility forward, and through the fourth quarter, we are not seeing any change really at this point.

We have visibility pretty much through the quarter, so I wouldn’t expect any changes as a result of anything that’s going on in Europe or the automotive area. We’re going to work on our budgets for next year in December and January, but I’m not, in my daily conversations with the business unit, I’m not hearing any complaints at this point about outlook. We feel pretty confident in the numbers that we have, in line with what we’ve used in the S-4 process. So we’re pretty good about that.

As far as the mix of the business, a lot of our business, or a lot of our Lithium business is really a US dollar business. A lot of what we sell is in US dollars. The Talison business, for example, which we own 49% of, is completely US dollars, other than some costs that they [occur] in Australia. The Surface Treatment business, a lot of that is US dollar-based. The Aerospace business is all US dollar.

So we do not have now, nor have we had in the past, from a transactional standpoint, any significant impact on our results as a result of currency. We still continue to have reasonably good natural hedges in place. So we don’t — from a translation standpoint, if the euro stays and the mid-EUR1.20s to the dollar or lower, clearly it will have some impact on our results, because it has to, but we are not seeing anything from a competitive standpoint or anything like that, that would suggest any problems on the horizon for us.

Silke Kueck - JPMorgan - Analyst

Based on the — just so that I understand — just based on where the assets are located, where the sales are originated, is it one-third of the Company that now has exposure to the euro or is it less than that or more than that?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

It’s probably about one-third. I actually can give you some specific numbers  that — I’ve used these before, but for modeling purposes, you probably want to take it into consideration. I would say that based on our current portfolio, the impact of a [$0.01] change in the dollar-euro rate has an impact of about $5 million on sales, about $900,000 on EBITDA, and it impacts EPS $0.006, or less than $0.01, so it’s not a significant impact on us.

Silke Kueck - JPMorgan - Analyst

Okay. That really helpful.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Hopefully that helps.

Silke Kueck - JPMorgan - Analyst

That does. And if I can ask a final question on the lithium battery sales. How big of a — and I understand it’s mostly into electronic devices and hand-held devices — how big of a business is that now as part of the overall Lithium, if you exclude—?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

That’s a very good question. Thank you. In the third quarter, our lithium battery sales represented about 19% of our total sales. If you remember, in 2013, they represented only about 10% of sales.

Silke Kueck - JPMorgan - Analyst

Yes.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

We are doing a great job of moving up that percentage, which is exactly what we want to do. Over time, it will become a much more significant portion of it and, again, it doesn’t include anything really in terms of the electric vehicles. For the full year, we are estimating  sales to be about 17% of total for the year, so the trend is definitely moving in the right direction.

Silke Kueck - JPMorgan - Analyst

Okay. Thanks very much. I get back into queue

Operator

Thank you. Then next we have John McNulty with Credit  Suisse. Go ahead please

John McNulty - Credit Suisse - Analyst

Yes, good morning. Thanks for taking my question. So a couple of things. On the expansion down in Chile, can you give us an update as to how that is operating at this point and what the run rate levels are at?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

The expansion in Chile, we expect that to be, from a construction standpoint, it’s pretty well finished. We expect the second half of 2015, for us to get, starting with the first runs and trial runs and so on, and we would expect that it should be operational some time beginning 2016. It will take a couple of years beyond that to reach full capacity, but at this point in time, it’s pretty much on plan, on track.

John McNulty - Credit Suisse - Analyst

Great. And then with regard to the potash  volumes,  can you just give us some clarity as to how much they increased from the 3Q levels versus the 2Q levels in terms of the volumes?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, it was close to double.

John McNulty - Credit Suisse - Analyst

Okay. And that was just a function of — you were being opportunistic?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

It was just a function of just pushing it out the door, is really what it was down to.

John McNulty - Credit Suisse - Analyst

Okay. Okay. And then the last question, just with regard to some of the pricing issues, with regard to lithium in China, can you walk us through how you’re thinking about that longer-term, and if it’s just a temporary supply/demand disruption or if this is something that we should be viewing as maybe a bigger  issue going forward?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, first of all, I would not view it as a bigger  issue. Basically, and it’s a double-edged sword for us, because remember, with our Talison operation, we’re producing the concentrate that we sell to — that Talison, I should say, sells to the Chinese converters, who then convert that into the carbonate that gets onto the end market. So Talison is benefiting from the fact that they are — and you can see it in the numbers — they’re selling a lot of concentrate and they’re setting it at very attractive prices.

The problem is market in China is growing, growing quite nicely. There’s just a lot of people in the market converting that product.  As they chase that even growing market, the price that they are selling it for versus their cash cost, they’re almost at a breakeven point on the cash cost basis. This obviously cannot continue.

And so I don’t know whether it’s going to take three months, six months, nine months, but this situation in China will have to sort itself out because it just can’t economically continue to operate that way. Longer-term, given the growth fundamentals of it, we see it as a very good market.

John McNulty - Credit Suisse - Analyst

And maybe with that in mind, and with so much demand from your Talison asset, any thoughts as to how we should think about lithium concentrate pricing going forward?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Lithium concentrate pricing, again, I don’t want to get out in front of our headlights on this because we are literally in the middle of the budgeting process for the Talison business, and we do obviously have our partner that we have to take into consideration, but we are looking at — we would expect prices to go up over time.

John McNulty - Credit Suisse - Analyst

Okay. Fair enough. Thanks very much, Bob.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. On next question is from Richard O’Reilly with Revere & Associates. Please go ahead.

Richard O’Reilly - Revere & Associates - Analyst

Good morning. Thank you. I got in a couple minutes late and you were going — you were already into your presentation, but I missed something about the lost contract early in the yield, the lost customer. Can you go over that, just refresh me or refresh us what that was about?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, the butyllithium business, and this actually occurred back in the beginning of the year, and we don’t obviously disclose of our sales at that level of detail. However, relative to last year, one of our major customers reformulated to in-house production, and as a consequence of that, it wasn’t — it had nothing to do with — it just happened to be, it was a very large customer who does these things, and so that piece of the business was gone.

As a consequence  of that, it has affected the results for the butyllithium business, really beginning in the first quarter, and will affect us through the balance of this year. Beginning next year, obviously, we will have lapped that, so that the result will not be the same in terms of the year-on-year trends.

Richard O’Reilly - Revere & Associates - Analyst

Was that customer in China or—?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

No, no, this is not a customer in China. The butyllithium — the stuff that we sell, is making synthetic rubber and it is also used for synthesis. This could be either in pharma or in fungicides or biocides, agricultural applications.

Richard O’Reilly - Revere & Associates - Analyst

Okay.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

So this is an ag thing. It’s not — in the grand scheme of things, this is not the future of our Lithium (multiple speakers)—

Richard O’Reilly - Revere & Associates - Analyst

Right. Okay fine. Okay. Okay. Great. Thanks for clarifying that. Thanks a lot, guys.

Operator

Thank you. Next we have Bob Koort with Goldman Sachs. Please go ahead.

Bob Koort - Goldman Sachs - Analyst

Thanks, good morning.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Hey, Bob.

Bob Koort - Goldman Sachs - Analyst

A couple questions. One, you mentioned the SG&A, it sounds like a pre-funding some work to get some growth in Surface Treatment. Can you give us a little more description on what you’re doing there specifically?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

It’s nothing specific, but that business is a service-driven business. So our operations, whether they are in Asia or they are in Brazil or wherever they are, is service-driven, and in order for us to get the increased volume, we just need to have more customer service people in the plants, in the locations, of our customers.  So as the business grows and as the demand grows, we add people.

Bob Koort - Goldman Sachs - Analyst

Got it. And can you talk a little bit, Talison, obviously a very nice contributor, what the growth profile looking forward would be, as they ramp up their capacity utilization? Should we expect that $11 million can grow 50% next year, 20%, was trend line do you expect going into 2015 for that—?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Like I said earlier in the call, we are in the process of putting the budget together with them for next  year. Since we have a 51% JV partner, I don’t want to get too far out in front of us here. But when you consider the fact that the market fundamentals are, for lithium carbonate equivalents, are growing somewhere between, I don’t know, 7% and 10% a year, and the fact that we have such a great asset, and what’s happened with some of these others producers, you can expect growth in that business to be above those rates.

Bob Koort - Goldman Sachs - Analyst

And when would you — do you have any update — you mentioned the battery strength as you’ve shifted more of your product portfolio towards batteries, but electric vehicles are still a horizon. Is that horizon coming into any clearer focus in when you expect to see any meaningful development in that business for electric vehicles?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

It’s difficult to say. There’s so much going on, especially with some of the high-end German manufacturers, that we are really more excited than ever about the potential for that. But given the need for capacity expansions in the industry, given what Tesla is doing with the Gigafactory, you’ve got to still think about 2017, 2018 as being the time frame.

Bob Koort - Goldman Sachs - Analyst

Got it. And my last one, I appreciate your time. Are you surprised at all, when we read your proxy and the background of your merger with Albemarle, it seemed like there was some interest in the business from other parties, and in particular Surface Treatment, but maybe not any identified purely in the lithium side, which would seem like it offers a lot of growth and excitement. Are you surprised we didn’t see more specific interest in Lithium from outside the Company?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Not really. The Lithium business as an incredibly good business, which has a very high, let’s say, implied valuation to us. I can’t answer the question directly. It was probably more around that aspect of it that anything else.

Bob Koort - Goldman Sachs - Analyst

Great. Thanks very much.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Okay. Thank you.

Operator

Thank you. We have a question now from Chris Kapsch with Topeka Capital. Please go ahead.

Chris Kapsch - Topeka Capital Markets - Analyst

Yes, good morning. Just a question on the Talison contribution. If you look at your adjusted EBITDA for year-to-date, $270 million, or $140 million for the Lithium business, I’m assuming that just includes four months of Talison? So that would be the $11 million in this quarter and roughly one month in the second quarter. Just wondering, what — if you were to pro-forma the contribution from Talison, what would that number be? In other words, how much  EBITDA has your portion of the JV generated year-to-date?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

But yes, in fact, I will answer your question, but in the filings that we did, the S-4, the numbers that we presented have that pro-forma in there for the full year. But we are looking at — the run rate that you saw in the third quarter is about — if you just multiply that by four, that is about what it is for the full year.

Chris Kapsch - Topeka Capital Markets - Analyst

Okay. And then, but in the commentary, you talked about the growth in the battery side. I’m assuming that includes Talison. So I’m just wondering, sequentially, it would imply some growth there. I’m just wondering also is, I understand the shift towards—?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Actually the numbers I talked about on the battery stuff is purely the Rockwood business. It’s the lithium carbonate and the hydroxide battery-grade stuff. Talison is producing the concentrate, which gets sold into [China] — so we are not really including Talison in those, when I give those battery-grade numbers, I’m not really including that in there.

Chris Kapsch - Topeka Capital Markets - Analyst

Okay. And on the battery-grade growth, though, given that your commentary about the [EDV] end market not really contributing yet, I’m just wondering, the market for consumer electronics and power tools isn’t that strong so it implies some share gains. Can you just provide a little bit more color on really what’s driving that sequential growth as you shift your mix towards the higher-margin battery-grade lithium products?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Yes, that business — we have a tremendous assets and we have the ability to compete very effectively around the world, and without getting into a lot of specifics, we have been very successful in terms of building our business.

Chris Kapsch - Topeka Capital Markets - Analyst

Okay. Thank you.

Operator

Thank you. We now have a question from Rosemarie Morbelli with Gabelli & Company. Go ahead please.

Rosemarie Morbelli - Gabelli & Company - Analyst

Good morning. Thank you. I was wondering, since we are still on the battery side, you talked about the battery growth this quarter being 20%, if understood properly, and yet the markets outside of EV are supposed to be growing on, I may be totally wrong, more like 5% to 7%. So where did that come from, if the electrical car did not come into play?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

We are selling a lot more lithium hydroxide to the — through Panasonic and Tesla. So you could argue that there is some uptick coming in from that side of it because they are selling electric vehicles. When I talk about the electric vehicles not really being a factor, it’s more in terms of being a major factor.

So there is some uptick in demand from that. We are seeing good growth in, battery applications for cell phones, for power tools, for other electronic applications, so we are actually seen pretty good growth on a global basis for those businesses.

Rosemarie Morbelli - Gabelli & Company - Analyst

What — can you quantify that? A range?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

It’s across the board. I don’t have — if you said to me, how much are you selling into hand-held power tools, how much are you — I don’t have those statistics in from of me.

Rosemarie Morbelli - Gabelli & Company - Analyst

No, I didn’t mean that level of details, but outside, if you take out the batteries going to Tesla and other automotive applications. Is it a 3% to 5% secular growth or is it more a 7%?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

No, it’s going to be well more than 7%.

Rosemarie Morbelli - Gabelli & Company - Analyst

Okay. And then—

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

But we don’t really break the information down to that level of detail.

Rosemarie Morbelli - Gabelli & Company - Analyst

Okay. No, I appreciate it. And I was wondering, when you look at the Rockwood-Albemarle transaction, when the transaction was announced, the valuation was about $85 a share and it is currently about $79. Are you expecting any issues? Are you going to have to change some of the conditions?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

No, we are very, very confident in this merger.

Rosemarie Morbelli - Gabelli & Company - Analyst

Okay. Thank you.

Operator

(Operator Instructions)

And we do have a follow-up from Silke Kueck with JPMorgan. Please go ahead.

Silke Kueck - JPMorgan - Analyst

Thank you. It seems when you speak to various producers who make auto OEM coatings, that they also have some capabilities in making surface treatment coatings. Have you noticed the [street] becoming more competitive or you really haven’t seen any new entrants?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

No, we have not seen any new entrants.

Silke Kueck - JPMorgan - Analyst

And of the existing players, has their behavior changed or the [car service players]?

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

No, we actually haven’t seen anything of any noticeable impact. Nothing.

Silke Kueck - JPMorgan - Analyst

Okay. Thanks very much.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

You’re welcome.

Operator

Thank you. We have no further questions in queue, so please go ahead with any closing remarks.

Robert Zatta - Rockwood Holdings, Inc. - CEO & CFO

Okay. Thank you very much. Thank you all for listening to our call. We appreciate all the attention that you have given to us and we will keep working away and we look forward to talking to you next time. Thank you.

Operator

Thank you. And ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.